Exhibit 10.1

LICENSE AND SUBLICENSE AGREEMENT

by and between

CPEC L.L.C. and

ARCA DISCOVERY, INC.

LICENSE AGREEMENT (this “Agreement”) effective as of October 28, 2003 (“Effective Date”), by and between CPEC, L.L.C., a Delaware limited liability company (“CPEC”) having an office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421 (“CPEC”) and ARCA Discovery, Inc., a corporation organized and existing under the laws of the State of Colorado and having its principal office at 12635 East Montview Boulevard, Suite 100, Aurora, CO 80010 (“ARCA”).

WITNESSETH:

WHEREAS, CPEC is the owner or licensee of the CPEC Intellectual Property, as defined herein and;

WHEREAS, ARCA desires to obtain exclusive license rights under the CPEC Intellectual Property, and CPEC desires to grant such license to ARCA, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1.	“Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2.	“BMS Intellectual Property” means any Patent Assets and Know-How included in the CPEC Intellectual Property that arise from CPEC’s rights under the BMS License and are subject to the BMS License.

1.3.	“BMS License” means the Agreement dated as of December 6, 1991, as amended, between Bristol-Myers Squibb Company (“BMS”) and Cardiovascular Pharmacology and Engineering Consultants, Inc., a predecessor-in-interest of CPEC, a copy of which is attached as Exhibit 1.3.

1.4.	“BMS Option” shall have the same meaning as such term is defined in the BMS License.

1.5.	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6.	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7.	“Centralized Procedure” shall mean the European Union Centralized Procedure for marketing authorization in accordance with Council Regulation no. 2309/93 of July 22, 1993 or any successor regulations.

1.8.	“Compound” shall mean the chemical compound known as “Bucindolol” or Benzonitrile, 2-[2-hydroxy-3-[[2-(1H-indol-3-yl)-1,1-dimethylethyl]amino]propoxy]-, monohydrochloride.

1.9.	“CPEC/Incara” Agreement” shall mean the Assignment and Termination Agreement by and between CPEC and Incara Pharmaceuticals Corporation (“Incara”), effective as of the effective Date.

1.10.	“CPEC Intellectual Property” shall mean the Patent Assets and CPEC Know-How.

1.11.	“CPEC Know-How” shall mean any and all information and materials, including but not limited to, discoveries, improvements, information, processes, formulae, data, inventions, invention disclosures, know-how and trade secrets, patentable or otherwise, that relate to Compound or Product, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and nontechnical data, and information relating to the results of tests, assays, methods, and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory, and any other data or information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product that are owned or controlled by CPEC and as to which CPEC has the right to license or sublicense to another party including any data included in or generated as a result of or under an IND.

1.12.	“End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.13.	“Europe” shall mean any of the United Kingdom, France, Germany, Spain or Italy.

1.14.	“FDA” shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions, and any corresponding or successor regulatory authority in Europe or having jurisdiction over the Centralized Procedure if the context so indicates.

1.15.	“Field” shall mean all human and animal health uses and indications, whether therapeutic or diagnostic.

1.16.	“First Commercial Sale” shall mean the first sale of Product in any country by ARCA, its Affiliate or its sublicensee(s), for end use or consumption, after all required Regulatory Approvals have been granted by the governing health authority of such country.

1.17.	“GAAP” shall mean generally accepted accounting principles in the United States.

1.18.	“IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.19.	“NDA” shall mean a new drug application filed with the FDA for marketing authorization of a Product in the United States, or a corresponding submission in Europe or under the Centralized Procedure or with the Japanese Ministry of Health, Labour and Welfare if the context so indicates, and any amendments and supplements thereto.

1.20.	“Net Sales” shall mean the [ * ] for commercial [ * ], commencing upon the date of First Commercial Sale, [ * ]

(i) [ * ]

(ii) [ * ]

(iii) [ * ]

(iv) [ * ]

(v) [ * ]

(vi) [ * ]

Sales or other transfers between ARCA and its Affiliates shall be [ * ] of Net Sales and [ * ]

1.21.	“Party” shall mean CPEC or ARCA.

1.22.	“Patent Assets” shall mean the United States patents and patent applications which as of the Effective Date are owned by CPEC or to which CPEC has rights from a Third Party, and relate to Compound or Product, including but not limited to methods of their development, manufacture, or use, or otherwise relate to CPEC Know-How, including all

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

certificates of invention and applications for certificates of invention, substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or reexaminations thereof and any and all foreign patents and patent applications corresponding thereto, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to any counterparts thereof which have been or may be filed in other countries.

1.23.	“Product” shall mean any product in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as the therapeutically active ingredient in all dosage forms and package configurations.

1.24.	“Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.25.	“Regulatory Approval” shall mean all approvals (including pricing approvals where required), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, necessary for the manufacture and sale of Product in a regulatory jurisdiction.

1.26.	“Royalty Year” shall mean, (i) for the year in which the First Commercial Sale occurs, the 12 month period commencing with first day of the month in which the date of First Commercial Sale occurs and (ii) for each subsequent year, each successive twelve (12) month period.

1.27.	“SEC” shall mean the United States Securities and Exchange Commission or any successor agency.

1.28.	“Territory” shall mean all of the countries in the world.

1.29.	“Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

Article II

LICENSE; SUBLICENSES

2.1.	License Grant. In consideration of and subject to the terms and conditions of this Agreement, CPEC hereby grants to ARCA an exclusive (even as to CPEC) (i) sublicense in the Territory under the BMS Intellectual Property to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product in the Territory for use in the Field and (ii) license in the Territory under the CPEC Intellectual Property (other than the BMS Intellectual Property), to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product in the Territory for use in the Field. The sublicense hereunder is intended to convey to ARCA all of CPEC’s rights as licensee under the BMS License.

2.2.	Sublicenses. ARCA shall have the right to grant sublicenses in the Field to Affiliates or to any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product in the Territory, with the prior written consent of CPEC which consent shall not be unreasonably withheld.

Article III

DEVELOPMENT AND COMMERCIALIZATION

3.1.	Exchange of Information. As soon as reasonably practicable after the Effective Date, CPEC shall disclose to ARCA all CPEC Intellectual Property not previously available or made available to ARCA, including copies of all patent files in CPEC’s possession or control, and shall also provide to ARCA all correspondence in CPEC’s possession or control relating to the BMS License. ARCA shall pay or reimburse CPEC for all reasonable costs associated with the transfer to ARCA of any data, including any regulatory filings (including the IND), or any other information or filings.

3.2.	Diligence; Development and Commercialization.

3.2.1	ARCA shall use commercially reasonable efforts to develop and commercialize Product. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by a pharmaceutical company for a product to which it has rights similar to those granted hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

3.2.2	In addition to the diligence obligations set forth in Section 3.2.1 above, ARCA shall also:

(a)	[ * ] within [ * ] of the Effective Date; and

(b)	Receive an Institutional Review Board (“IRB”) approval of the protocol for a Phase 3 clinical trial with Product (after an End of Phase 2 Meeting) in patients with congestive heart failure within [ * ] after the Effective Date and commence such Phase 3 clinical trial within [ * ] after such IRB approval, and have raised sufficient financing to complete such trial prior to its commencement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

3.3.	Regulatory Matters.

(a) ARCA shall own, control, retain primary legal responsibility and shall pay all costs for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in the Territory. ARCA shall promptly notify CPEC upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

(b) CPEC shall transfer to ARCA, at ARCA’s expense, as soon as practicable after the Effective Date, any IND or other regulatory filings relating to Compound or Product owned or controlled by CPEC. If requested by ARCA, CPEC will permit ARCA to cross reference any active Drug Master File relating to Compound or Product.

3.4.	Trademark. ARCA shall select, own and maintain trademarks for Product in the Territory.

3.5.	BMS License. CPEC will take no action to cause termination of, or otherwise impair CPEC’s rights under the BMS License and shall reasonably cooperate (at ARCA’s request and at no cost to CPEC) to protect ARCA’s sublicense under the BMS License, provided, however, that CPEC shall not be required to incur any obligations under the BMS License.

Article IV

CONFIDENTIALITY AND PUBLICITY

4.1.	Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of five years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)	is or becomes properly in the public domain or knowledge;

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.	Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(b)	by each of ARCA or CPEC to its respective agents, consultants, Affiliates, ARCA sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

(c)	if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, however, that to the maximum extent allowable by SEC rules and regulations (as interpreted by SEC staff), the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings; and further provided that the Parties shall reasonably agree on the timing and content of any disclosure of this Agreement or its terms (other than disclosure required by law), and shall in any case give notice prior to such disclosure.

Notwithstanding the above, ARCA shall also have the right to publish the results of clinical trials, and other Proprietary Information concerning the Compound and the Product, for the purpose of marketing and promoting the Compound and the Product, provided, however, that any issues relating to patent protection, including the filing of a patent application if applicable, shall be resolved prior to any such results being submitted for publication.

Article V

PAYMENTS; ROYALTIES AND REPORTS

5.1.	Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by CPEC hereunder, ARCA shall pay CPEC the following milestone payments, contingent upon occurrence of the specified event for Product:

(a) US $2,500,000 upon the submission of an NDA with the FDA;

(b) US $500,000 upon [ * ];

(c) US $500,000 upon [ * ];

(d) US $5,500,000 upon obtaining Regulatory Approval for marketing in the United States by the FDA;

(e) US $2,500,000 upon [ * ]; and

(f) US $1,500,000 upon [ * ].

ARCA shall notify CPEC in writing within ten (10) days after the achievement of each milestone and such notice shall be accompanied by the appropriate milestone payment.

5.2.	Royalties.

5.2.1. Royalties Payable By ARCA.

(i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by CPEC hereunder, ARCA shall pay to CPEC royalties in the applicable percentage set forth below for Net Sales in each Royalty Year of Products by ARCA, its Affiliates or sublicensees:

Annual Net Sales:	Royalty Rate:
Up to the first [ * ]:	8%
Over [ * ] but less than [ * ]:	10%
Over [ * ] but less than [ * ]:	15%
Over [ * ]:	20%

(ii) Royalties on Net Sales at the rates set forth above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales in such country until the later of (a) 10 years from First Commercial Sale of Product or (b) termination of ARCA’s commercial exclusivity in that country.

(iii) The payment of royalties set forth above shall be subject to the following conditions:

(a) only one payment shall be due with respect to the same unit of Product;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) no royalties shall accrue on the disposition of Product by ARCA, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to clinical trials; and

(c) ARCA shall be responsible for payment of and shall pay (i) any royalties or other obligations owed by ARCA to any Third Party in connection with Compound or Product or relating to the Patent Assets, and (ii) to CPEC, the royalty owed by CPEC to BMS under the BMS License; provided, that ARCA’s obligation with respect to the BMS royalty shall be satisfied by payment of such royalty to CPEC at the same time and under the same procedure as royalties are paid hereunder.

(d) Subject to the last sentence of this Subsection 5.2.1(iii)(d), in the event that Incara notifies ARCA in writing that CPEC is in breach of the CPEC/Incara Agreement as a result of CPEC’s failure to pay the royalty payable to Incara thereunder (the “Incara Royalty”), and specifies the amount of the unpaid Incara Royalty, ARCA shall be entitled (but shall have no obligation) within sixty (60) days after such notice from Incara, to (i) cure such breach by CPEC by paying such unpaid Incara Royalty and (ii) if it cures such breach, assume CPEC’s rights and obligations under and pursuant to the terms and conditions of the CPEC/Incara Agreement, provided that ARCA shall enter into a written agreement with Incara to such effect and shall have a good faith expectation that it has the intention and capability to perform such obligations, all in accordance with the terms of the Side Agreement entered into as of the Effective Date by and among CPEC, ARCA and Incara. Any such royalties paid directly by ARCA to Incara shall be credited or offset against the royalties paid or payable from ARCA to CPEC hereunder, and the accuracy of such credits or offsets shall be subject to Section 5.4 of this Agreement. In the event that ARCA shall assume CPEC’s rights and obligations under the CPEC/Incara Agreement, CPEC shall have no further obligations to Incara with respect to such agreement. ARCA shall not have the right to cure any CPEC breach of the CPEC/Incara Agreement or to assume CPEC’s obligations thereunder if ARCA is in breach of this Agreement or if ARCA has otherwise improperly caused the breach of the CPEC/Incara Agreement.

5.2.2. Affiliate Sales. In the event that ARCA transfers Compound (for conversion to Product) or Product to one of its Affiliates, there shall be no royalty due at the time of transfer. Subsequent sales of Product by the Affiliate to end users such as patients, hospitals, medical institutions, health plans or funds, wholesalers (which are not sublicensees), pharmacies or other retailers, shall be reported as Net Sales hereunder by ARCA.

5.2.3. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product with other biologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by [ * ]. If no such separate sales are made by ARCA or its Affiliates, Net Sales for royalty determination shall be calculated by [ * ].

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

5.3.

Reports; Payment of Royalty. During the term of the Agreement for so long as royalty or other payments are due, ARCA shall furnish to CPEC a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by ARCA and its Affiliates during the reporting period, the countries in which such Net Sales occurred, the royalties or other payments payable to CPEC under this Agreement and, in the case of sales outside the United States, the calculation of the conversion to United States dollars. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. Royalties or other payments shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due. ARCA shall keep complete and accurate records in sufficient detail to enable the royalties or other payments hereunder to be determined.

5.4.	Audits. Upon the written request of CPEC and not more than once in each Calendar Year, ARCA shall permit an independent certified public accounting firm selected by CPEC and reasonably acceptable to ARCA to have access during normal business hours, upon ten-days notice to ARCA, to such of the records of ARCA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request (provided that such accounting firm first agrees to a nondisclosure agreement acceptable to ARCA). The accounting firm shall disclose to CPEC only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

5.4.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, ARCA shall pay the additional royalties within thirty (30) days of the date CPEC delivers to ARCA such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by ARCA during such period, CPEC shall repay ARCA the amount of such overpayment within thirty (30) days of the date CPEC receives such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by CPEC; provided, however, that if an error in favor of CPEC of more than the greater of (i) $100,000 or (ii) five percent (5%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by ARCA.

5.4.2. Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon CPEC, and ARCA shall be released from any liability or accountability with respect to royalties for such year.

5.4.3. CPEC shall treat all financial information subject to review under this Section 5.5 in accordance with the confidentiality provisions of this Agreement.

5.5.	Payment Exchange Rate. All payments to CPEC under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing Net Sales shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition (if available).

5.6.	Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, CPEC shall provide ARCA, prior to any such payment, once each Royalty Year or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and ARCA shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. ARCA will use commercially reasonable efforts consistent with its usual business practices and cooperate with CPEC to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.7.	Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as ARCA may determine. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

Article VI

REPRESENTATIONS AND WARRANTIES

6.1.	CPEC Representations and Warranties. CPEC represents and warrants to ARCA that as of the Effective Date:

(a)	this Agreement has been duly executed and delivered by CPEC and constitutes legal, valid, and binding obligations enforceable against CPEC in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(b)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by CPEC of this Agreement or the consummation by CPEC of the transactions contemplated hereby;

(c)	CPEC has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(d)	CPEC owns or possesses an exclusive license in and to the CPEC Intellectual Property and has the right to grant the licenses granted in this Agreement. CPEC has not previously assigned, and shall not assign, transfer, convey or otherwise encumber its right, title and interest in the CPEC Intellectual Property or enter into any agreement with any Third Party which is in conflict with the rights granted to ARCA pursuant to this Agreement. The BMS License is in full force and effect, CPEC is in compliance in all material respects with the BMS License and, to CPEC’s knowledge, no defaults have occurred and no notices of defaults have been received under the BMS License. The BMS Option has terminated and BMS has consented to the license grant in Article II.

6.2.	ARCA Representations and Warranties. ARCA represents and warrants to CPEC that as of the Effective Date:

(a)	this Agreement has been duly executed and delivered by ARCA and constitutes legal, valid, and binding obligations enforceable against ARCA in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(b)	it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

Article VII

PATENT MATTERS

7.1.	Filing, Prosecution and Maintenance of Patent Applications or Patents. ARCA shall have the first right to file, prosecute and maintain the Patent Assets in CPEC’s name and shall be responsible for the payment of all patent prosecution and maintenance costs, subject to the next sentence. Upon ARCA’s request, CPEC shall reasonably cooperate in the filing, prosecution or maintenance of any patent application or patent included in the Patent Assets. If ARCA elects not to file, prosecute or maintain a patent application or patent included in the Patent Assets in any particular country, it shall provide CPEC with written advance notice sufficient to avoid any loss or forfeiture, and CPEC shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in CPEC’s name. If CPEC elects to file, prosecute or maintain such patent application or patent then, at CPEC’s option, either (a) such patent or patent application in such country shall no longer be deemed a Patent Asset under this Agreement or (b) ARCA shall reimburse CPEC for all fees, costs and expenses incurred by CPEC in filing, prosecuting or maintaining such patent application or patent upon invoice therefor.

7.2.	Patent Office and Court Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets, or of the filing of an action in a court of competent jurisdiction seeking a judgment that a patent included in the Patent Assets is either invalid or unenforceable or both. Each Party thereafter shall cooperate fully with the other with respect to any such patent office or court proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.3.	Enforcement and Defense.

(a) Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, ARCA shall have the first right to initiate and prosecute such legal action at its own expense and in the name of CPEC and ARCA, or to control the defense of any declaratory judgment action relating to Patent Assets. ARCA shall promptly inform CPEC if ARCA elects not to exercise such first right, and CPEC thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of CPEC and, if necessary, ARCA. In no event shall CPEC be obligated to enforce or defend any of the Patent Assets.

(b) If ARCA elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and CPEC elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by CPEC.

(c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d) Any recovery obtained by ARCA or CPEC shall be shared as follows:

(i)	the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)	the other Party then shall, to the extent possible, recover its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(iii)	if CPEC initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by CPEC; and

(iv)	if ARCA initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by ARCA, except that CPEC shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement if the infringing sales were deemed Net Sales but limited to not more than 20% of any such remaining recovery.

7.4.	Patent Term Extensions or Restorations and Supplemental Protection Certificates. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by ARCA. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, ARCA shall have the right to make the election and CPEC shall abide by such election. CPEC shall notify ARCA of (a) the issuance of each U.S. patent included within the Patent Assets, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Assets pursuant to the United States Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the “ 1984 Act”), including notices pursuant to §§ 101 and 103 of the 1984 Act from persons who have filed an abbreviated NDA (“ANDA”). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent’s date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. CPEC shall notify ARCA of each filing for patent term extension or restoration under the 1984 Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Assets.

Article VIII

TERM AND TERMINATION

8.1.	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 below, the term of this Agreement shall continue in effect on a country-by-country basis until the expiration of the royalty obligations contained in this Agreement (as provided for in Section 5.3.1 (ii)), at which time the Agreement shall automatically terminate in such country.

8.2.	Termination.

8.2.1. Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a) if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated sooner than one hundred twenty (120) days of such written notice so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable;

(b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof; or

(c) by ARCA, (i) if ARCA reasonably concludes, based on clinical trial results, that a significant safety or efficacy issue exists relating to Product, or (ii) if ARCA’s sublicense under the BMS License is impaired in any material respect by any action of CPEC or any successor in interest to CPEC.

8.2.2. Licensee Rights Not Affected.

(a) All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that ARCA and CPEC shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.

(b) The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CPEC under the Bankruptcy Code, ARCA shall be entitled to all applicable rights under Section 365 (including Section 365 (n)) of the Bankruptcy Code. Upon rejection of this Agreement by CPEC or a trustee in bankruptcy for CPEC, pursuant to Section 365(n), ARCA may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by CPEC. Upon written request to the trustee in bankruptcy or CPEC, the trustee or CPEC, as applicable, shall (A) provide to ARCA any intellectual property (including such embodiment) held by the trustee or CPEC and shall provide to ARCA a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (B) not interfere with the rights of ARCA to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a third party.

(c) In the event ARCA is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts (subject to the Bankruptcy Court’s approval). The Parties agree that applicable law does not excuse CPEC from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than ARCA.

8.3.	Effect of Expiration or Termination.

(a) Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, except that ARCA and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) Upon termination of this Agreement by CPEC pursuant to Section 8.2.1(a) or by ARCA pursuant to Section 8.2.1(c), ARCA shall return to CPEC all CPEC Intellectual Property provided to ARCA prior to such termination and, if requested to do so by CPEC (except if such termination is pursuant to Section 8.2.1 (c) (ii)), shall provide an exclusive license to CPEC for all know-how and intellectual property relating to Compound or Product that was developed by ARCA during the Term of this Agreement and as to which ARCA has the right to license, provided that ARCA shall retain the rights for such intellectual property for any fields and uses that do not involve the Compound or Product.

Article IX

MISCELLANEOUS

9.1	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.2	Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without consent of the other Party to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Product or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3	Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to ARCA to:

ARCA Discovery, Inc.

12635 East Montview Boulevard

Suite 100

Aurora, CO 80010

Attention: President

Fax No.: 303-315-5082

if to CPEC to:

CPEC LLC

99 Hayden Avenue

Suite 200

Lexington, MA 02421

Attention: Chief Executive Officer

Fax No.: 781-862-3859

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5.	Applicable Law and Dispute Resolution. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws.

(a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer or President of each Party. Such officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) business days after such notice is received by the Party to whom the notice was sent. If the officers are unable to settle the Dispute between themselves within twenty (20) business days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following Subsection 9.5 (b).

(b) Upon the Parties receiving the officers’ report that the Dispute referred to them pursuant to Subsection 9.5 (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the American Arbitration Association (“AAA”) procedures. The place of the mediation shall be New York, New York. If the Parties have not reached a settlement within twenty (20) business days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to Subsection 9.5 (c) below.

(c) If after the procedures set forth in Subsections 9.5 (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the AAA rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators having experience in the pharmaceutical industry: one arbitrator shall be appointed by each of CPEC and ARCA and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two Party-appointed arbitrators. Any such arbitration shall be held in New York, New York, USA.

The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the AAA.

Any mediation or arbitration proceeding entered into pursuant to this Section 9.5 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

9.6.	Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous writings and understandings. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.7.	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.8.	Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.9.	Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.10.	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11.	Use of Names. Except as otherwise provided in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document required to be filed to obtain Regulatory Approval or to comply with applicable laws, rules or regulations.

9.12.	LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CPEC L.L.C.

By:	/s/ G L Cooper
	Name:	G L Cooper
	Title:	President

ARCA DISCOVERY, INC.

By:	/s/ Michael R. Bristow
	Name:	Michael R. Bristow
	Title:	President